CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces
Annual Meeting of Stockholders Only by Remote Communication
No Physical Meeting Location

Houston, TX, August 4, 2020 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported that the 2020 Annual Meeting of Stockholders being held on August 18, 2020 will be held by remote communication (virtual).

In light of the coronavirus outbreak (“COVID-19”), public health concerns, Texas Governor Greg Abbott’s declaration of a state of disaster on March 13, 2020, and government-recommended and required limits on public gatherings, and to assist in protecting the health and well-being of the Company’s stockholders and employees, NOTICE IS HEREBY GIVEN that the location of our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) has been changed and will be conducted exclusively in a virtual meeting format, via remote communication. You will not be able to attend the Annual Meeting in person.

The meeting will still be held at 9:00 a.m. Central Time on August 18, 2020. As described in the proxy materials for the Annual Meeting previously distributed, stockholders of record as of the close of business on June 22, 2020 will be able to vote and ask questions during the meeting by remote participation.

To participate in the Annual Meeting, visit www.virtualstockholdermeeting.com/USPH2020 and enter the control number included on your Important Notice Regarding the Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may log into the meeting platform beginning at 8:50 a.m. Central Time on August 18, 2020.

You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. In addition, you will have an opportunity to ask questions during the Annual Meeting following the instructions on the meeting website that day. Those without a control number may attend as guests of the meeting, but they will not have the option to vote or ask questions during the virtual event.

A support line will be available on the meeting website for any questions on how to participate in the Annual Meeting.

Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 554 outpatient physical therapy clinics (of which 8 are not currently seeing patients) in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 29 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.